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                                                                     EXHIBIT 5.1


                        [LETTERHEAD OF GRAHAM & JAMES]


                                October 15, 1997



Level One Communications, Incorporated
9750 Goethe Road
Sacramento, CA 95827

     RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by Level One Communications, Incorporated (the "Company") with the Securities and Exchange Commission on October 15, 1997 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, $115,000,000 aggregate principal amount of 4% Convertible Subordinated Notes (the "Registrable Notes") of the Company due September 1, 2004 and 2,875,000 shares of Common Stock issuable upon conversion of the Registrable Notes, as the same may be adjusted from time to time.

     We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certificates by principal officers of the Company. We have made such further legal and factual examination and investigation as we deem necessary for purposes of rendering the following opinions.

     In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certificated or photostatic copies, as the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

     We are members of the bar of the State of California. Our opinions below are
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limited to the laws of the State of California and the federal law of the United
States.

     It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of Shares, and upon the completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with securities laws of various states, where required, the Shares, when issued and sold in the manner referred to in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

                                       Very truly yours,


                                       /s/ GRAHAM & JAMES LLP